Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Stock Incentive Plan and Stock Option Inducement Awards (March 2019-February 2020) of Apellis Pharmaceuticals, Inc. of our report dated February 26, 2019, with respect to the consolidated financial statements of Apellis Pharmaceuticals, Inc. for the years ended December 31, 2018 and 2017, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2020